UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 30, 2015

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CHANNELADVISOR CORPORATION
(Exact name of registrant as specified in its charter)
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Delaware	001-35940	56-2257867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2701 Aerial Center Parkway
Morrisville, NC 27560
(Address of principal executive offices, including zip code)

(919) 228-4700
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)     Compensatory Arrangements of Certain Officers

On June 30, 2015, the Compensation Committee (the “Committee”) of the Board of Directors of ChannelAdvisor Corporation (the “Company”) approved compensatory arrangements pursuant to which the Company’s chief executive officer, general counsel and chief financial officer are eligible for variable incentive payments (each, an “Award”) depending on the Company’s success in meeting specified performance thresholds and targets.

Awards will be determined based on two corporate metrics – Total Revenue and Adjusted EBITDA, which account for 75% and 25% of the Award, respectively. For purposes of calculating Awards, Adjusted EBITDA excludes depreciation, amortization, income tax, interest and stock-based compensation expenses. Awards will only be made if the minimum Total Revenue pre-established by the Committee is met.

If the minimum level of performance pre-established by the Committee is achieved, 50% of the target incentive payment will be payable to the executive officer. If the target level of performance pre-established by the Committee is achieved, 100% of the target incentive payment will be payable to the officer. If the maximum level of performance pre-established by the Committee is achieved, 150% of the target incentive payment will be payable to the officer.

Awards are calculated linearly for achievement between the performance thresholds and targets. No additional payment is available for achievement beyond the maximum threshold. Total Revenue and Adjusted EBITDA will be measured in the first quarter of the next fiscal year against the fiscal year actual results and the Committee will then determine the actual variable incentive amount to be paid to each eligible executive officer for the fiscal year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHANNELADVISOR CORPORATION

		By:	/s/ John F. Baule
Date:	July 1, 2015		John F. Baule
Chief Financial Officer